UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 4, 2012

SEMGROUP CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-34736	20-3533152
(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, OK 74136-4216

(Address of Principal Executive Offices) (Zip Code)

(918) 524-8100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 4, 2012, SemGroup Corporation (“SemGroup”) eliminated the Chief Risk Officer function, and as a result, David B. Gorte ceased serving as Chief Risk Officer of SemGroup on that date. Mr. Gorte’s employment with SemGroup will terminate effective February 1, 2012 (the “Termination Date”).

(e) In conjunction with the termination of Mr. Gorte’s employment, SemManagement, L.L.C. (“SemManagement”) and Mr. Gorte will enter into a Waiver and Release Agreement (the “Release Agreement”) effective as of the Termination Date. Pursuant to the Release Agreement, in accordance with the terms of the SemManagement, L.L.C. Severance Pay Plan, SemManagement will pay Mr. Gorte eight weeks of basic severance pay in the amount of $40,890, less applicable withholding taxes. In addition, Mr. Gorte will receive all accrued vacation time earned through the Termination Date. Under the Release Agreement, Mr. Gorte will give SemManagement a release containing customary terms and conditions.

On the Termination Date, 3,066 shares of restricted stock, constituting the last tranche of restricted stock awarded to Mr. Gorte in January 2010 under the SemGroup Equity Incentive Plan, will vest in accordance with the terms of the Restricted Stock Award Agreement, as amended.

SemGroup and Mr. Gorte have entered into a Consulting Services Agreement, effective February 2, 2012 (the “Consulting Agreement”), under which Mr. Gorte, acting as an independent contractor, will provide certain services to SemGroup on an as-needed basis at SemGroup’s request. SemGroup will pay Mr. Gorte on an hourly basis for each hour worked and for each hour of travel time. The Consulting Agreement is for a term ending on December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP CORPORATION

Date: January 10, 2012	By:	/s/ Norman J. Szydlowski
Norman J. Szydlowski
President and Chief Executive Officer

3